Exhibit 99.1

August 18, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged in December 2001 as principal accountants and were subsequently engaged to audit the consolidated financial statements of AboveNet, Inc. as of and for the years ended December 31, 2001, 2002 and 2003.  KPMG has never rendered an audit report with respect to the Company’s financial statements for any period.  On August 17, 2006, we were dismissed as principal accountants.  We have read AboveNet, Inc.’s statements included under Item 4.01 of its Form 8-K dated August 17, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with AboveNet, Inc.’s statements that the Audit Committee of the Company’s Board of Directors approved this dismissal, or the statements in the second sentence of the sixth paragraph under Item 4.01(a) and the first and second paragraphs under Item 4.01 (b).

Very truly yours,

KPMG LLP